Exhibit 99.2

NV Energy, Inc.

2003 Non-Employee Director Stock Plan

(as amended and restated)

1. Purpose of the Plan

The purpose of the 2003 Non-Employee Director Stock Plan, as amended and restated, is to provide ownership of the Company’s Stock to non-employee members of the Board of Directors in order to improve the Company’s ability to attract and retain highly-qualified individuals to serve as directors of the Company; to provide competitive compensation for Board service and to strengthen the commonality of interest between directors and stockholders.

2. Definitions

When used herein, the following terms shall have the respective meanings set forth below:

(a) “Annual Retainer” means (i) the annual retainer payable to all Non-Employee Directors for Board service (exclusive of any committee fees or retainers, committee chairperson fees or retainers, meeting fees or expense reimbursements), and (ii) in the case of the Chairman of the Board, any additional annual retainer payable to the Chairman for service as such on the Board.

(b) “Annual Meeting of Stockholders” means the annual meeting of stockholders of the Company at which directors of the Company are elected.

(c) “Board” means the Board of Directors of the Company.

(d) “Committee” means a committee whose members meet the requirements of Section 4(a) hereof, appointed or designated from time to time by the Board to administer the Plan.

(e) “Common Stock” means the common stock, $1.00 par value, of the Company.

(f) “Company” means NV Energy, Inc., a Nevada corporation, and any successor corporation.

(g) “Employees” means any officer or employee of the Company or of any Subsidiary (whether or not such Subsidiary participates in the Plan).

(h) “Non-Employee Director” or “Participant” means any person who is elected or appointed to the Board of Directors of any Participating Company and who is not an Employee.

(i) “Participating Company” means the Company and any Subsidiary of the Company whose participation in the Plan has been approved by both the Company’s and such Subsidiary’s Board of Directors.

(j) “Plan” means the Company’s 2003 Non-Employee Director Stock Plan as amended and restated herein, as it may be amended from time to time.

(k) “Plan Year” means the period commencing on the effective date of the Plan and ending the next following December 31 and thereafter the calendar year.

(l) “Stock Payment” means the combination of (x) the fixed portion of the Annual Retainer which the Board elects to pay to a Non-Employee Director in shares of Common Stock rather than cash for services rendered as a director of a Participating Company as provided in Section 6(b) hereof, and (y) that portion, if any, of a Participant’s Annual Retainer otherwise payable in cash which the Participant elects to receive in shares of Common Stock pursuant to an election described in Section 7 hereof.

(m) “Subsidiary” means any corporation that is a “subsidiary corporation” of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Shares of Common Stock Subject to the Plan

Subject to adjustment as provided in Section 10 below, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 1,400,000 shares. The Common Stock to be issued under the Plan will be made available (a) from authorized but unissued shares of Common Stock, and the Company shall set aside and reserve for issuance under the Plan said number of shares, (b) from Treasury stock, or (c) through purchases made on the open market.

4. Administration of the Plan

(a) The Plan will be administered by the Committee, which will consist of three or more persons. Members of the Committee need not be members of the Board. The Company shall pay all costs of administration of the Plan.

(b) Subject to the express provisions of the Plan, the Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions under the Plan. Without limiting the generality of the foregoing, the Committee shall have full power and authority (i) to determine all questions of fact that may arise under the Plan, (ii) to interpret the Plan, remedy any ambiguities or inconsistencies,  and to make all other determinations necessary or advisable for the administration of the Plan, and (iii) to prescribe, amend, and rescind rules and regulations relating to the Plan, including, without limitation, any rules which the Committee determines are necessary or appropriate to ensure that the Company, each Participating Company and the Plan will be able to comply with all applicable provisions of any federal, state or local law, including securities laws. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote at a meeting of the Committee (at which members may participate by telephone) or by the unanimous written consent of its members. To the extent permitted by applicable law, the Board or Committee may delegate administrative or ministerial responsibilities for the Plan to third parties, including Employees.

(c) Neither the Company, nor any other Participating Company, nor any representatives, employees or agents of any Participating Company, nor any member of the Board or the Committee will be liable for any damages resulting from any action or determination made by the Board or the Committee with respect to the Plan or any transaction arising under the Plan or any omission in connection with the Plan in the absence of willful misconduct or gross negligence.

5. Participation in the Plan

(a) All Non-Employee Directors shall participate in the Plan, subject to the conditions and limitations of the Plan, so long as they remain eligible to participate in the Plan.

(b) No Non-Employee Director shall be eligible for a Stock Payment if, at the time said Stock Payment would otherwise be made (determined without regard to any election to defer receipt of a Stock Payment under Section 8), such Non-Employee Director owns (or is deemed to own) directly or indirectly, shares of Common Stock representing more than five percent of the total combined voting power of all classes of stock of the Company. The compensation, if any, of such directors shall be determined by the Board.

6. Determination of Annual Retainers and Stock Payments

(a) The Board shall determine the amount of the Annual Retainer for all Non-Employee Directors of the Company and all Participating Companies, which amount may change from time to time and which amount may vary among Participants. For avoidance of doubt, unless the Board provides otherwise in writing, no individual shall receive under this Plan an Annual Retainer from more than one Participating Company for the same Plan Year.

(b) Each person who is a Non-Employee Director of one or more Participating Companies immediately following the date of the Annual Meeting of Stockholders shall receive a Stock Payment not later than thirty (30) days after the date of the Annual Meeting of Stockholders as a portion of the Annual Retainer payable to such director as provided in the Plan for serving in such capacities. The number of whole shares to be issued to each Participant as a Stock Payment under this Section 6(b) shall be determined by dividing $75,000 (or such other amount as the Board may specify in writing from time to time) by the applicable Market Price. The “Market Price” of Common Stock issued by the Company under this Section 6(b) of the Plan shall be the closing price of the Common Stock listed on the New York Stock Exchange on the date of the applicable Annual Meeting of Stockholders, or the closing price on the preceding trading day if the meeting is held on a date when the New York Stock Exchange is closed. Upon payment, the shares of Common Stock constituting Stock Payments shall be deposited into an account with the Company’s transfer agent (or credited to an account evidencing the Participant’s ownership of the stock in uncertificated form), or at the discretion of the Committee, deposited in a stock brokerage account, which will be registered as directed by the Participant. A statement evidencing the Stock Payment will be mailed to each Participant as soon as practicable following the respective Annual Meeting of Stockholders.

(c) Subject to any election by a Participant to increase the amount of the Stock Payment as provided in Section 7, the cash portion of the Annual Retainer shall be paid to Non-Employee Directors in four (4) approximately equal quarterly installments on June 30th, September 30th, December 31st and March 31st next following such Annual Meeting of Stockholders (the “Quarterly Payment Dates”); provided, however, that in the sole discretion of the Committee the Company may pay such installment payments up to thirty (30) days before or thirty (30) days after such Quarterly Payment Dates, except that a Participant shall not have any right to designate the taxable year of payment. In the event that a Participant shall cease to serve as a Non-Employee Director prior to the next Annual Meeting of Stockholders, such Participant shall be entitled to retain any cash payments of the Annual Retainer made by the Company during the period beginning on the date of the Annual Meeting of Stockholders immediately preceding the Participant’s date of termination of service and ending on the date of the Participant’s termination of service, but the Participant shall not be entitled to any future cash payments of the Annual Retainer.

(d) No Non-Employee Director shall be required to forfeit or otherwise return to the Company any shares of Common Stock issued to him or her as a Stock Payment pursuant to Section 6(b) of the Plan notwithstanding any change in status of such Non-Employee Director which renders him or her ineligible to continue as a Participant in the Plan. Any person who is a Non-Employee Director immediately following the date of the Annual Meeting of Stockholders shall be entitled to receive the Stock Payment described in Section 6(b) as a portion of the applicable Annual Retainer notwithstanding any change in status of such Non-Employee Director which renders such director ineligible to continue participation in the Plan prior to the shares of Common Stock being deposited in or otherwise credited to the Participant’s stock account.

7. Election to Increase Amount of Stock Payment

(a) In lieu of receiving the cash portion of his or her Annual Retainer, a Participant may make a written election to reduce the cash portion of such Annual Retainer by a specified dollar amount and have such amount applied to purchase additional shares of Common Stock at the same time as shares are purchased under Section 6(b) of the Plan. The number of whole shares of Common Stock to be issued to the Participant pursuant to any such election shall be determined by dividing the amount of cash elected to be paid in additional shares of Common Stock by the closing price of the Common Stock listed on the New York Stock Exchange on the date of the applicable Annual Meeting of Stockholders, or the closing price on the preceding trading day if the meeting is held on a date when the New York Stock Exchange is closed. The resulting number of shares of Common Stock shall be issued at the same time and in accordance with the same procedures as described in Section 6(b) of the Plan. The election shall be made on a form provided by the Committee and must be returned to Committee prior to the first day of the Plan Year to which the election relates. No Participant shall be allowed to change or revoke any election for the relevant year, but may change his or her election for any subsequent Plan Year.

(b) Except as otherwise provided in writing by the Board prior to the issuance of a Stock Payment, any shares of Common Stock that a Participant elects to receive under this Section 7 of the Plan in lieu of the cash portion of the Participant’s Annual Retainer shall be nonforfeitable and subject to the provisions of Section 6(d) of the Plan.

8. Election to Defer Receipt of Stock Payment

(a) In lieu of receiving the Stock Payments described in Section 6(b) and Section 7 of this Plan following the date of the Annual Meeting of Stockholders, a Participant may make a written election to defer such receipt until he or she ceases to be a Non-Employee Director or until such other date(s) as shall be specified on the election form and approved by the Committee. The election shall be made on a form provided by the Committee and must be returned to the Committee prior to the first day of the Plan Year to which the election relates. No Participant shall be allowed to change or revoke any election for the relevant year, but may change his or her election for any subsequent Plan Year.

(b) A Participant who has elected to defer the receipt of a Stock Payment described in Section 6(b) and/or Section 7 shall be deemed to have elected to receive Company stock units in lieu of such Stock Payments, the value of which shall be determined by reference to the closing price of the Common Stock listed on the New York Stock Exchange on the relevant date, or on the preceding trading day if the relevant date is a date when the New York Stock Exchange is closed. Such Company stock units shall be settled in shares of Common Stock on the payment date(s) specified in the Participant’s election. Prior to settlement, an electing Participant shall be an unsecured creditor of the Company with respect to the amount of the deferral and not a stockholder of the Company with respect to the shares of Common Stock which have been deferred. A Participant who has elected to defer the receipt of a Stock Payment shall not be entitled to cash dividends or the right to vote such shares prior to the time that shares are issued at settlement, but in the event of a change in the Company’s capitalization the Committee shall adjust the number of stock units in a manner consistent with Section 10. In addition, the Company shall credit to such Participant as additional compensation and not as a dividend the amount of any cash dividends which would have been paid to such Participant had he or she then been the owner of the shares of Common Stock which have been deferred. Any such dividend equivalents shall be paid to the Participant in cash with the next quarterly installment payment of the cash portion of the Annual Retainer that is paid (or would have been paid) on or after the date that the dividend equivalent is credited to the Participant (i.e. on the next June 30th, September 30th, December 31st and March 31st); provided, however, that in the sole discretion of the Committee, the Company may pay such dividend equivalents up to thirty (30) days before or thirty (30) days after such quarterly payment dates, except that a Participant shall not have any right to designate the taxable year of payment. Any shares of Common Stock that are issued in settlement of an election to defer receipt of a Stock Payment shall be subject to the provisions of Section 9 and 10 of this Plan.

(c) A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee from time to time may prescribe) to receive, in the event of the death of such Participant, undelivered shares of Common Stock. A Participant may from time to time revoke or change any such designation of beneficiary. Any designation or beneficiary under the Plan shall be controlling; provided, however, that if the Committee shall be in doubt as to the right of such beneficiary to receive any such shares, the same may be delivered to the legal representatives of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

(d) This Plan is intended to comply with and be interpreted in accordance with Section 409A of the Code and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in any series of payments that is provided to a Participant pursuant this Plan will be deemed to be a separate payment for purposes of Section 409A. If any amounts payable under this Plan upon a termination of service are determined by the Company to constitute “nonqualified deferred compensation” for purposes of Section 409A (after taking into account the short-term deferral exception under Section 409A which is hereby incorporated by reference), such amounts shall not be paid unless and until the Participant’s termination of service also constitutes a “separation from service” from the Company for purposes of Section 409A.

9. Stockholder Rights

Non-Employee Directors shall not be deemed for any purpose to be or have rights as stockholders of the Company with respect to any shares of Common Stock until the date of issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Except as provided in Section 10, no adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued.

10. Adjustment for Changes in Capitalization

If the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the maximum number of shares and/or the kind of shares that may be issued under the Plan shall be appropriately adjusted by the Committee. Any determination by the Committee as to any such adjustment will be final, binding, and conclusive. The maximum number of shares issuable under the Plan as a result of any such adjustment shall be rounded down to the nearest whole share.

11. Continuation of Director or Other Status

Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Company or any other Participating Company, as the case may be, will retain a Non-Employee Director as a director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any Participant any legal or other right to continue as a director or in any other capacity, or as limiting, interfering with or otherwise affecting the right of a Participating Company to terminate a Participant in his or her capacity as a director or otherwise at any time for any reason, with or without cause, and without regard to the effect that such termination might have upon him or her as a Participant under the Plan.

12. Compliance With Government Regulations

Neither the Plan nor the Company shall be obligated to issue or deliver any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules, and regulations, by any regulatory agencies, or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance or delivery of shares of Common Stock pursuant to the Plan, the Board or the Committee may require a Participant to take any such action and to make any such covenants, agreements and representations as the Board or the Committee, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company shall in no event be obligated to register the shares of Common Stock issued or issuable under the Plan pursuant to the Securities Act of 1933, as now or hereafter amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale or other transfer of such shares to comply with any such law, regulation or requirement. Participants shall be responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933, as amended (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.

13. Nontransferability of Rights

No Participant shall have the right to assign the right to receive any Annual Retainer, Stock Payment or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Annual Retainer, Stock Payment (prior to the shares of stock being deposited to the Participant’s stock account) or any such right or interest.

14. Amendment of Termination of Plan

(a) The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time. No such amendment will, without approval of the stockholders of the Company, change the Plan in any way which, under the applicable rules or requirements of any stock exchange upon which the Common Stock is then listed, would require the prior approval of the Company’s stockholders.

(b) No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair, or adversely affect any right or obligations under any Stock Payment previously granted under the Plan to such Participant, unless such amendment, suspension or termination is required by applicable law.

(c) Notwithstanding the foregoing, the Board may, without further action by the stockholders of the Company, amend the Plan or modify Stock Payments under the Plan (i) in response to changes in securities or other laws, or rules, regulations or regulatory interpretations thereof, applicable to the Plan, or (ii) to comply with stock exchange rules or requirements.

15. Governing Law

The laws of the State of Nevada shall govern and control the interpretation and application of the terms of the Plan.

16. Effective Date; Duration of the Plan; Successors

This Plan, as amended and restated, will become effective upon (a) adoption by the Board, and (b) approval by a majority of the votes cast with respect to such matter at a duly held meeting of the stockholders of the Company. Unless previously terminated by the Board, the Plan will terminate on December 31, 2022. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of an acquisition, merger or consolidation or of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company.